Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to Registration Statement (Form S-8 No. 333-188601) pertaining to the Amended and Restated Nielsen 2010 Stock Incentive Plan and Nielsen 2019 Stock Incentive Plan of our reports dated February 28, 2019, with respect to the consolidated financial statements and schedules of Nielsen Holdings plc, and the effectiveness of internal control over financial reporting of Nielsen Holdings plc, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

New York, New York

July 19, 2019